Exhibit 99.2

RISK FACTORS

The Loss or Reduction in Scope of Any One of Our Primary Contracts will Materially Reduce Our Revenue. The Majority of Our Revenue is Currently Derived from a Single Contract with a U.S. Government Agency that can be Terminated at Any Time.

Approximately 82.7% and 79.3% of our revenue for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively, was derived from our top five customers, including NGA, which accounted for approximately 75.0% and 64.3% of our revenue for the year ended December 31, 2009 and the six months ended June 30, 2010. These contracts may be terminated in the future, or may not be renewed or extended, and the loss of any one of these customers would materially reduce our revenue.

Our contracts with U.S. government agencies are subject to risks of termination or reduction in scope due to changes in U.S. government policies, priorities or funding level commitments to various agencies. Under the EnhancedView SLA, we are obligated to make a portion of the image tasking capacity of the WorldView constellation available to NGA, including specified priority access rights. On average, NGA will have access to approximately 50% of the WorldView constellation until August 31, 2014, stepping up to approximately 60% of the WorldView constellation, to include WorldView-3, from September 1, 2014 to August 31, 2020. To support requirements under the contract, we will immediately begin the procurement and construction of our next satellite, WorldView-3 and will begin expansion of our global network of regional ground terminals. In addition, we will lower the altitude of WorldView-2 from its current altitude of 770km to an altitude of 680km in September 2011 and NGA has the option to require us to further lower the altitude of WorldView-2 to 496 km, subject to receipt of all required regulatory approvals. The lowering of the orbital altitude will result in a decrease in the amount of square kilometers collected by the WorldView-2. While we believe the decrease in collection capability will be offset by improved data capture capabilities on the ground resulting from planned expansion to our ground terminal network there can be no assurance that our current collection capability will be maintained. Our ability to service other customers could be negatively impacted if we are unable to maintain our current collection capacity. In addition, any inability on our part to meet the performance requirements of the EnhancedView contract could result in a breach of our contract with NGA. A breach of our contract with NGA or reduction in service to our other clients could have a material adverse effect on our business, financial condition and results of operations.

In addition, NGA can terminate or suspend our contracts, including EnhancedView, at any time with or without cause. Although our NGA contracts generally involve fixed annual minimum commitments, such commitments are subject to annual Congressional appropriations and, as a result, NGA may not continue to fund these contracts at current or anticipated levels. If NGA terminates, significantly reduces in scope or suspends any of its contracts with us, or changes its policies, priorities, or funding levels, these actions would have a material and adverse effect on our business, financial condition and results of operations.

Breach of Our System Security Measures could Result in Interruption, Delay or Suspension of Our Ability to Provide Our Products and Services, and Could Result in Loss of Current and Future Business, Including Our U.S. Government Contracts.

Breach of our system security could materially adversely affect our business. Our business involves the transmission and storage of large quantities of electronic data, including the imagery comprising our ImageLibrary. In addition, our business is becoming increasingly web-based, allowing our customers to access and take delivery of imagery from our ImageLibrary over the Internet. From time to time we have experienced computer virus and other forms of third party attacks on our systems that, to date, have not had a material adverse affect on our business. We cannot assure you, however, that future attacks will not materially adversely affect our business.

Despite the implementation and continued upgrading of security measures, our network infrastructure may be vulnerable to computer viruses, unauthorized third party access, or other problems caused by third parties, which could lead to interruptions, delays or suspension of our operations, loss of imagery from our ImageLibrary, as well as the loss or compromise of technical information or customer information. Inappropriate use of the Internet by third parties including attempting to gain unauthorized access to information or systems — commonly known as “cracking” or “hacking,” could also potentially jeopardize the overall security of our systems, and could deter certain customers from doing business with us. In addition, a security breach that involved classified or other sensitive government information, or certain controlled technical information, could subject us to civil or criminal penalties, and could result in loss of our government contracts, loss of access to classified information, loss of export privileges, or debarment as a government contractor.

Because the techniques used to obtain unauthorized access, or to otherwise infect or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of web based products and services we offer as well as increase the number of countries within which we do business.

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